Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND 2018

SAN DIEGO, CALIFORNIA, February 20, 2019....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2018. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2018:

•	Net income per share was $1.26

•	AFFO per share increased 4.2% to $3.19, compared to 2017

•	Invested $1.8 billion in 764 new properties and properties under development or expansion

•	Dividends paid per common share increased 4.1%, compared to 2017

For the quarter ended December 31, 2018:

•	Net income per share was $0.29

•	AFFO per share increased 3.9% to $0.79, compared to the quarter ended December 31, 2017

•	Invested $332.1 million in 180 new properties and properties under development or expansion

•	Raised $538.7 million from the sale of common stock

•	Closed on a new $3.25 billion unsecured credit facility to replace the previous $2.25 billion unsecured credit facility

CEO Comments

“We completed another year of strong operating performance in 2018 which further positions the company for continued success in 2019,” said Sumit Roy, Realty Income’s President & Chief Executive Officer. “We invested $332 million in high-quality real estate during the fourth quarter, bringing us to approximately $1.8 billion in real estate investments for the year. Our portfolio continues to perform well with year-end occupancy of 98.6% and a rent recapture rate of 103% on re-leasing activity during the year. We remain conservatively capitalized, ending the year with a 5.3x Debt-to-EBITDA ratio, and we enter 2019 with ample liquidity and flexibility to continue growing earnings and dividends.

Our investment pipeline remains solid, and we anticipate completing between $1.5 and $2.0 billion in real estate investments during 2019. Based on the strength of our operations and financial position, we are introducing 2019 AFFO per share guidance of $3.25 to $3.31, representing annual growth of approximately 2% to 4%.”

Financial Results

Revenue
Revenue for the quarter ended December 31, 2018, increased 10.3% to $342.6 million, as compared to $310.7 million for the same quarter in 2017. Revenue for 2018 increased 9.2% to $1.328 billion, as compared to $1.216 billion for 2017.

Net Income Available to Common Stockholders
Net income available to common stockholders for the quarter ended December 31, 2018, was $85.1 million, as compared to $60.9 million for the same quarter in 2017. Net income per share for the quarter ended December 31, 2018, was $0.29, as compared to $0.22 for the same quarter in 2017.

Net income available to common stockholders for 2018 was $363.6 million, as compared to $301.5 million for 2017. Net income per share for 2018 was $1.26, as compared to $1.10 for 2017.

Net income available to common stockholders and FFO in 2018 were impacted by a severance payment made to our former chief executive officer (CEO) in October 2018. The total value of cash, stock compensation and professional fees incurred as a result of this severance was $28.3 million; however, the net amount, after incorporating accruals for CEO compensation previous to this severance, was $18.7 million, equivalent to $0.06 per share.

The calculation to determine net income for a real estate company includes impairments and gains on property sales. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)
FFO for the quarter ended December 31, 2018, increased to $217.7 million, as compared to $171.0 million for the same quarter in 2017. FFO per share for the quarter ended December 31, 2018, increased to $0.73, as compared to $0.61 for the same quarter in 2017.

FFO for 2018 increased to $903.3 million, as compared to $772.7 million for 2017. FFO per share for 2018 increased to $3.12, as compared to $2.82 for 2017.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)
AFFO for the quarter ended December 31, 2018, increased 10.0% to $236.8 million, as compared to $215.3 million for the same quarter in 2017. AFFO per share for the quarter ended December 31, 2018, increased 3.9% to $0.79, as compared to $0.76 for the same quarter in 2017.

AFFO for 2018 increased 10.3% to $924.6 million, as compared to $838.6 million for 2017. AFFO per share for 2018 increased 4.2% to $3.19, as compared to $3.06 for 2017.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages seven and eight of this press release.

Dividend Increases
In December 2018, Realty Income announced the 85th consecutive quarterly dividend increase, which is the 99th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2018 was $2.652 per share. The company distributed $761.6 million in common dividends to shareholders in 2018, representing 82.4% of our 2018 AFFO of $924.6 million, and the amount of monthly dividends paid per share increased 4.1% to $2.631 in 2018, as compared to $2.527 in 2017.

In January 2019, Realty Income announced an increase to the amount of the February annualized dividend to $2.706 per share, as compared to the February 2018 annualized dividend amount of $2.628 per share, which represents an increase of 3.0%. The new monthly dividend amount of $0.2255 per share was paid on February 15, 2019.

Real Estate Portfolio Update

As of December 31, 2018, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,797 properties located in 49 states and Puerto Rico, leased to 262 different commercial tenants, and doing business in 48 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.2 years.

Asset Management Activities
The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2018, portfolio occupancy was 98.6% with 80 properties available for lease out of a total of 5,797 properties in the portfolio, as compared to 98.8% as of September 30, 2018 and 98.4% as of December 31, 2017. Economic occupancy, or occupancy as measured by rental revenue, was 99.0% as of December 31, 2018, as compared to 99.1% as of September 30, 2018 and 98.5% as of December 31, 2017.

Since September 30, 2018, when the company reported 71 properties available for lease, the company had 76 lease expirations, re-leased 62 properties and sold five vacant properties during the quarter ended December 31, 2018. Of the 62 properties re-leased during the fourth quarter of 2018, 60 properties were re-leased to the same tenants and two were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $8.01 million, as compared to the previous annual rent of $8.55 million on the same properties, representing a rent recapture rate of 93.7% on the properties re-leased during the quarter ended December 31, 2018.

Since December 31, 2017, when the company reported 83 properties available for lease, the company had 267 lease expirations, re-leased 228 properties and sold 42 vacant properties during 2018. Of the 228 properties re-leased during 2018, 215 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and ten were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $46.15 million, as compared to the previous annual rent of $44.66 million on the same properties, representing a rent recapture rate of 103.3% on the properties re-leased during 2018.

Rent Increases
During the quarter ended December 31, 2018, same store rents on 4,629 properties under lease increased 0.8% to
$272.1 million, as compared to $270.0 million for the same quarter in 2017. During 2018, same store rents on 4,629 properties under lease increased 0.9% to $1.08 billion, as compared to $1.07 billion for 2017.

Investments in Real Estate
During the quarter ended December 31, 2018, Realty Income invested $332.1 million in 180 new properties and properties under development or expansion, located in 30 states. These properties are 100% leased with a weighted average lease term of approximately 16.2 years and an initial average cash lease yield of 6.5%. The tenants occupying the new properties operate in 13 industries, and are 97.1% retail and 2.9% industrial, based on rental revenue. Approximately 24% of the rental revenue generated from acquisitions during the fourth quarter of 2018 is from investment grade rated tenants and their subsidiaries.

During 2018, Realty Income invested $1.8 billion in 764 new properties and properties under development or expansion, located in 39 states. These properties are 100% leased with a weighted average lease term of approximately 14.8 years and an initial average lease yield of 6.4%. The tenants occupying the new properties operate in 21 industries, and the property types are 96.3% retail and 3.7% industrial, based on rental revenue. Approximately 59% of the rental revenue generated from acquisitions during 2018 is from investment grade rated tenants and their subsidiaries.

Property Dispositions
During the quarter ended December 31, 2018, Realty Income sold 68 properties for $59.3 million, with a gain on sales of $5.8 million. During 2018, Realty Income sold 128 properties for $142.3 million, with a gain on sales of $24.6 million.

Liquidity and Capital Markets

Capital Raising
During the quarter ended December 31, 2018, Realty Income raised $538.7 million from the sale of common stock at a weighted average price of $63.05 per share. During 2018, Realty Income raised $1.1 billion from the sale of common stock at a weighted average price of $58.77 per share.

Credit Facility
In October 2018, we entered into a new $3.25 billion unsecured credit facility to amend and restate our previous $2.25 billion unsecured credit facility, of which $2.0 billion was due to expire in June 2019. This new credit facility includes a $3.0 billion unsecured revolving credit facility and a new $250 million unsecured term loan due March 2024. The new revolving credit facility matures in March 2023 and includes two six-month extensions that can be exercised at our option. The new revolving credit facility also has a $1.0 billion expansion feature. Under the new revolving credit facility, our current investment grade credit ratings provide for financing at the London Interbank Offered Rate, commonly referred to as LIBOR, plus 0.775% with a facility commitment fee of 0.125%, for all-in drawn pricing of 0.90% over LIBOR. This compares favorably to our previous $2.25 billion unsecured credit facility, which had all-in drawn pricing of 0.975% over LIBOR. As of December 31, 2018, we had a borrowing capacity of $2.75 billion on the revolving credit facility.

In conjunction with our new revolving credit facility and as referenced above, we entered into a $250.0 million senior unsecured term loan, which matures in March 2024. Borrowing under this term loan bears interest at the current one-month LIBOR, plus 0.85%. In conjunction with this term loan, we also entered into an interest rate swap which effectively fixes our per annum interest on this term loan at 3.89%.

2019 Earnings Guidance

We estimate AFFO per share for 2019 of $3.25 to $3.31. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2019 of $3.23 to $3.29. FFO per share for 2019 is based on a net income per share range of $1.36 to $1.42, plus estimated real estate depreciation and impairments of $1.92 per share, and reduced by potential estimated gains on sales of investment properties of $0.05 per share (in accordance with NAREIT’s definition of FFO).

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
February 21, 2019 at 11:30 a.m. PT to discuss the results. To access the conference, dial (800) 458-4148. When prompted, provide the conference ID 5871002.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the passcode 5871002. The telephone replay will be available through March 7, 2019. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through March 7, 2019. No access code is required for this replay.

Supplemental Materials

Supplemental materials on fourth quarter and 2018 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,700 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 584 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 100 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/18	Ended 12/31/17	12/31/18	12/31/17
REVENUE
Rental	$329,405	$298,899	$1,274,596	$1,166,224
Tenant reimbursements	11,776	11,165	46,950	46,082
Other	1,395	590	6,292	3,462
Total revenue	342,576	310,654	1,327,838	1,215,768

EXPENSES
Depreciation and amortization	137,711	127,033	539,780	498,788
Interest	70,635	61,477	266,020	247,413
General and administrative	34,178	15,219	84,148	58,446
Property (including reimbursable)	17,732	16,652	66,326	69,480
Income taxes	1,607	3,424	5,340	6,044
Provisions for impairment	1,235	6,679	26,269	14,751
Total expenses	263,098	230,484	987,883	894,922
Gain on sales of real estate	5,825	23,208	24,643	40,898
Loss on extinguishment of debt	—	(42,426)	—	(42,426)
Net income	85,303	60,952	364,598	319,318
Net income attributable to noncontrolling interests	(231)	(100)	(984)	(520)
Net income attributable to the Company	85,072	60,852	363,614	318,798
Preferred stock dividends	—	—	—	(3,911)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	—	(13,373)
Net income available to common stockholders	$85,072	$60,852	$363,614	$301,514

Funds from operations available to common stockholders (FFO)	$217,743	$170,988	$903,257	$772,665
Adjusted funds from operations available to common stockholders (AFFO)	$236,813	$215,312	$924,558	$838,638

Per share information for common stockholders:
Net income, basic and diluted	$0.29	$0.22	$1.26	$1.10

FFO:
Basic	$0.73	$0.61	$3.12	$2.83
Diluted	$0.73	$0.61	$3.12	$2.82

AFFO:
Basic	$0.80	$0.76	$3.19	$3.07
Diluted	$0.79	$0.76	$3.19	$3.06

Cash dividends paid per common share	$0.662	$0.636	$2.631	$2.527

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/18	Ended 12/31/17	12/31/18	12/31/17

Net income available to common stockholders	$85,072	$60,852	$363,614	$301,514
Depreciation and amortization	137,711	127,033	539,780	498,788
Depreciation of furniture, fixtures and equipment	(158)	(118)	(650)	(557)
Provisions for impairment	1,235	6,679	26,269	14,751
Gain on sales of real estate	(5,825)	(23,208)	(24,643)	(40,898)
FFO adjustments allocable to noncontrolling interests	(292)	(250)	(1,113)	(933)
FFO available to common stockholders	$217,743	$170,988	$903,257	$772,665
FFO allocable to dilutive noncontrolling interests	473	—	867	877
Diluted FFO	$218,216	$170,988	$904,124	$773,542

FFO per common share:
Basic	$0.73	$0.61	$3.12	$2.83
Diluted	$0.73	$0.61	$3.12	$2.82

Distributions paid to common stockholders	$196,835	$179,306	$761,582	$689,294

FFO available to common stockholders in excess of (less than) distributions paid to common stockholders	$20,908	$(8,318)	$141,675	$83,371

Weighted average number of common shares used for FFO:
Basic	297,730,206	281,923,090	289,427,430	273,465,680
Diluted	298,609,734	282,023,488	289,923,984	273,936,752

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/18	Ended 12/31/17	12/31/18	12/31/17
Net income available to common stockholders	$85,072	$60,852	$363,614	$301,514
Cumulative adjustments to calculate FFO (1)	132,671	110,136	539,643	471,151
FFO available to common stockholders	217,743	170,988	903,257	772,665
Executive severance charge (2)	18,651	—	18,651	—
Loss on extinguishment of debt	—	42,426	—	42,426
Excess of redemption value over carrying value of Class F preferred share redemption	—	—	—	13,373
Amortization of share-based compensation	2,943	3,305	15,470	13,946
Amortization of deferred financing costs (3)	1,119	1,193	3,991	5,326
Amortization of net mortgage (premiums) discounts	(354)	1,114	(1,520)	(466)
Loss (gain) on interest rate swaps	331	(2,022)	(2,733)	(3,250)
Leasing costs and commissions	(1,076)	(326)	(3,907)	(1,575)
Recurring capital expenditures	(555)	(376)	(1,084)	(912)
Straight-line rent	(6,480)	(4,859)	(24,687)	(17,191)
Amortization of above and below-market leases	4,427	3,800	16,852	14,013
Other adjustments (4)	64	69	268	283
AFFO available to common stockholders	$236,813	$215,312	$924,558	$838,638
AFFO allocable to dilutive noncontrolling interests	487	293	901	1,178
Diluted AFFO	$237,300	$215,605	$925,459	$839,816

AFFO per common share
Basic	$0.80	$0.76	$3.19	$3.07
Diluted	$0.79	$0.76	$3.19	$3.06

Distributions paid to common stockholders	$196,835	$179,306	$761,582	$689,294

AFFO available to common stockholders in excess of distributions paid to common stockholders	$39,978	$36,006	$162,976	$149,344

Weighted average number of common shares used for AFFO:
Basic	297,730,206	281,923,090	289,427,430	273,465,680
Diluted	298,609,734	282,428,692	289,923,984	274,024,934

(1)	See FFO calculation on page seven for reconciling items.

(2)	The executive severance charge represents the incremental costs incurred upon our former CEO's departure in October 2018 per the reconciliation below:

Cash	$9,817
Stock compensation	17,902
Professional fees	574
Total value of severance	28,293
Amount accrued for CEO compensation prior to separation	(9,642)
Incremental severance	$18,651

(3)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)	Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended December 31,	2018	2017	2016	2015	2014

Net income available to common stockholders	$85,072	$60,852	$85,671	$76,171	$71,018
Depreciation and amortization, net of FF&E	137,553	126,915	117,580	105,537	96,376
Provisions for impairment	1,235	6,679	3,709	1,378	1,960
Gain on sales of real estate	(5,825)	(23,208)	(6,696)	(5,126)	(25,270)
FFO adjustments allocable to noncontrolling interests	(292)	(250)	(431)	(52)	(378)

FFO	$217,743	$170,988	$199,833	$177,908	$143,706

FFO per diluted share	$0.73	$0.61	$0.77	$0.71	$0.64

AFFO	$236,813	$215,312	$192,964	$170,023	$145,394

AFFO per diluted share	$0.79	$0.76	$0.75	$0.68	$0.65

Cash dividends paid per share	$0.662	$0.636	$0.606	$0.572	$0.549

Weighted average diluted shares outstanding - FFO	298,609,734	282,023,488	259,010,432	249,508,956	223,262,633

Weighted average diluted shares outstanding - AFFO	298,609,734	282,428,692	259,010,432	249,508,956	223,262,633

For the year ended December 31,	2018	2017	2016	2015	2014

Net income available to common stockholders	$363,614	$301,514	$288,491	$256,686	$227,558
Depreciation and amortization	539,130	498,231	449,196	408,404	374,179
Provisions for impairment	26,269	14,751	20,664	10,560	4,636
Gain on sales of real estate	(24,643)	(40,898)	(21,979)	(22,243)	(42,088)
FFO adjustments allocable to noncontrolling interests	(1,113)	(933)	(977)	(970)	(1,396)

FFO	$903,257	$772,665	$735,395	$652,437	$562,889

FFO per diluted share	$3.12	$2.82	$2.88	$2.77	$2.58

AFFO	$924,558	$838,638	$736,374	$647,028	$561,661

AFFO per diluted share	$3.19	$3.06	$2.88	$2.74	$2.57

Cash dividends paid per share	$2.631	$2.527	$2.392	$2.271	$2.192

Weighted average diluted shares outstanding - FFO	289,923,984	273,936,752	255,822,679	235,891,368	218,450,863

Weighted average diluted shares outstanding - AFFO	289,923,984	274,024,934	255,822,679	235,891,368	218,450,863

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data) (unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Real estate, at cost:
Land	$4,682,660	$4,080,400
Buildings and improvements	11,858,806	10,936,069
Total real estate, at cost	16,541,466	15,016,469
Less accumulated depreciation and amortization	(2,714,534)	(2,346,644)
Net real estate held for investment	13,826,932	12,669,825
Real estate held for sale, net	16,585	6,674
Net real estate	13,843,517	12,676,499
Cash and cash equivalents	10,387	6,898
Accounts receivable, net	144,991	119,533
Lease intangible assets, net	1,199,597	1,194,930
Goodwill	14,630	14,970
Other assets, net	47,361	45,336
Total assets	$15,260,483	$14,058,166

LIABILITIES AND EQUITY
Distributions payable	$67,789	$60,799
Accounts payable and accrued expenses	133,765	109,523
Lease intangible liabilities, net	310,866	268,796
Other liabilities	127,109	116,869
Line of credit payable	252,000	110,000
Term loans, net	568,610	445,286
Mortgages payable, net	302,569	325,941
Notes payable, net	5,376,797	5,230,244
Total liabilities	7,139,505	6,667,458

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 303,742,090 shares issued and outstanding as of December 31, 2018 and 284,213,685 shares issued and outstanding as of December 31, 2017	10,754,495	9,624,264
Distributions in excess of net income	(2,657,655)	(2,252,763)
Accumulated other comprehensive loss	(8,098)	—
Total stockholders’ equity	8,088,742	7,371,501
Noncontrolling interests	32,236	19,207
Total equity	8,120,978	7,390,708
Total liabilities and equity	$15,260,483	$14,058,166

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.6%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)

Compound Average Annual Total Return (5)		16.3%		10.1%		10.2%		9.3%		9.3%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through December 31, 2018, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.